EXHIBIT 10.7 FORM OF RESTRICTED STOCK AWARD AGREEMENT UNDER 2003 OMNIBUS PLAN

HORIZON BANCORP
2003 OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

     THIS AGREEMENT (the “Agreement”), made and executed as of the                      day of August, 2004, between Horizon Bancorp, an Indiana corporation (the “Company”), and                                          , an officer or employee of the Company or one of its Affiliates (the “Participant”).

WITNESSETH:

     WHEREAS, the Company has adopted the Horizon Bancorp 2003 Omnibus Equity Incentive Plan (the “Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company; and

     WHEREAS, it is the view of the Company that this goal can be achieved by granting Restricted Stock to eligible officers and other key employees; and

     WHEREAS, the Participant has been designated by the Committee as an individual to whom Restricted Stock should be granted as determined from the duties performed, the initiative and industry of the Participant, and his or her potential contribution to the future development, growth and prosperity of the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1. Award of Restricted Stock. The Company hereby grants to the Participant                      shares of common stock of the Company (hereinafter, the “Restricted Stock”), subject to the terms and conditions of this Agreement and the provisions of the Plan. All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

2. Period of Restriction and Vesting. The Period of Restriction shall begin on the Grant Date and end, except as otherwise provided in Sections 3 and 4 of this Agreement, on the date shares of Restricted Stock become vested. For purposes of this Agreement, the shares of Restricted Stock shall become vested on the fifth anniversary of the Grant Date, provided the Participant is an Employee on such date. The Grant Date is August 2, 2004.

3. Change in Control. Notwithstanding any other provision of this Agreement, the Restricted Stock will be vested upon a Change in Control of the Company as provided in Section 12.1 of the Plan.

4. Termination of Service. Notwithstanding any other provision of this Agreement, unless otherwise determined by the Committee in its sole discretion, in the event of the Participant’s Termination of Service for any reason, all unvested Restricted Stock shall be forfeited effective as of the date of the Participant’s Termination of Service.

5. Pass-Through of Dividends and Voting Rights. Unless otherwise determined by the Committee in its sole discretion, the Participant shall be entitled to (i) receive all cash dividends paid with respect to the Restricted Stock and (ii) exercise all voting rights associated with the Restricted Stock, regardless of whether the Period of Restriction has lapsed.

6. Participant’s Representations. The Participant represents to the Company that:

(a)	The terms and arrangements relating to the grant of Restricted Stock and the offer thereof have been arrived at or made through direct communication with the Company or a person acting in its behalf and the Participant;

(b)	The Participant has received a balance sheet and income statement of the Company and as an officer or key employee of the Company or one of its Affiliates:

(i)	is thoroughly familiar with the Company’s business affairs and financial condition; and

(ii)	has been provided with or has access to such information (and has such knowledge and experience in financial and business matters that the Participant is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, the grant of Restricted Stock.

7. Nontransferability. Until the end of the Period of Restriction, the Restricted Stock cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment, or similar process. Any attempted or purported transfer of Restricted Stock in contravention of this Section 7 or the Plan shall be null and void and of no force or effect whatsoever; provided, however, that the shares of Restricted Stock may be transferred to the Company in connection with exercise of an Option as provided in Section 6.6 of the Plan.

8. Issuance of Shares. At or within a reasonable period of time following execution of this Agreement, the Company will issue, in book entry form, the Restricted Stock. Within a reasonable period of time following the end of the Period of Restriction, the Company will issue to the Participant or his beneficiary the number of shares of Restricted Stock specified in Section 1 of this Agreement, less any withholding required by Section 10 of this Agreement.

9. Restrictive Legend. In the event the Participant is an “affiliate” of the Company (as defined by Rule 144 promulgated under the Securities Act of 1933, as amended), the Company may require that the shares to be issued to such Participant contain a legend in substantially the following form:

“THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS AN “AFFILIATE” OF THE COMPANY (AS DEFINED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND THEREFORE, THE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS.”

The Company will issue such additional certificates as may be required to give effect to Section 14 of this Agreement.

Notwithstanding the foregoing provisions of this Section 9, the Company will not be required to deliver any certificates for shares prior to: (i) the end of the Period of Restriction; (ii) completing any registration or other qualification of the Shares, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (iii) obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable. The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence. As a further condition to the issuance of certificates for shares, the Company may require the making of any representation or warranty which the Company deems necessary or advisable under any applicable law or regulation.

10. Income and Employment Tax Withholding. The Participant will be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise on the expiration of the Period of Restriction and the vesting of the shares of Restricted Stock. The Committee, in its sole discretion and subject to such rules as it may adopt, will require the Participant to satisfy any withholding tax obligation by having the Company retain shares of Restricted Stock which have a Fair Market Value, determined as of the date of the issuance of such Restricted Stock to the Participant, equal to the amount of the minimum withholding tax to be satisfied by that retention.

11. Mitigation of Excise Tax. The Participant acknowledges that the Restricted Stock issued hereunder is subject to reduction by the Committee for the reasons specified in Section 14.9 of the Plan.

12. Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant’s participation in the Plan.

13. Financial Information. The Company hereby undertakes to deliver to the Participant, at such time as they become available and so long as the Period of Restriction has not expired and the Restricted Stock has not been forfeited, a balance sheet and income statement of the Company with respect to any fiscal year of the Company ending on or after the date of this Agreement.

14. Changes in Shares. In the event of any change in the Shares, as described in Section 4.6 of the Plan, the Committee will make appropriate adjustment or substitution in the shares of Restricted Stock, all as provided in the Plan. The Committee’s determination in this respect will be final and binding upon all parties.

15. Non-Disclosure; Return of Confidential Information and Other Property.

(a)	At all times while the Participant is employed by the Company or any Affiliate, and at all times thereafter, the Participant shall not:

(i)	directly or indirectly disclose, provide or discuss any Confidential Information with or to any third party other than those directors, officers, employees, representatives and agents of the Company and any Affiliates who need to know such Confidential Information for a proper corporate purpose, and

(ii)	directly or indirectly use any Confidential Information to compete against the Company or any Affiliates, or for the Participant’s own benefit or for the benefit of any third party other than the Company or any Affiliate.

(b)	For purposes of this Agreement, the term “Confidential Information” means any and all:

(i)	materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company or any Affiliate that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Company or any Affiliate has deemed confidential, proprietary or nonpublic;

(ii)	trade secrets of the Company or any Affiliate, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and

(iii)	any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Participant agrees that all Confidential Information is confidential and is and at all times shall remain the property of, as applicable, the Company or any of the Affiliates.

(c)	The Participant covenants and agrees:

(i)	to keep all Confidential Information subject to the Company’s or any Affiliate’s custody and control and to promptly return to the Company or the appropriate Affiliate all Confidential Information that is still in the Participant’s possession or control at the termination of the Participant’s employment with the Company; and

(ii)	promptly upon termination of the Participant’s employment with the Company, to return to the Company, at the Company’s principal office, all vehicles, equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.

16. Non-Competition.

(a)	At all times while the Executive is employed by the Company and for a period of one (1) year following the termination of the Participant’s employment with the Company, the Participant shall not, in LaPorte or Porter Counties in Indiana, directly or indirectly, or individually or together with any other third party, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

(i)	Engage in or assist a third party in engaging in, or use or permit his name to be used in connection with, any business, operation or activity which competes with any business, operation or activity conducted or proposed to be conducted by the Company or any Affiliates or which is in the same or a similar line of business as the Company or any Affiliates (“Competing Business”), at any time during the Participant’s employment with the Company or any Affiliates or during such one (1) year period following the Date of Termination; or

(ii)	Finance, join, operate or control any Competing Business at any time during the Executive’s employment with the Company or any Affiliates or during such one (1) year period following the Date of Termination; or

(iii)	Offer or provide employment to, hire or engage (whether on a full-time, part-time or consulting basis or otherwise) any individual who has been an employee of the Company or any Affiliates within one (1) year prior to such offer, hiring or engagement.

(b)	Competing Business is defined as providing lending services, trust services, investment services, deposit taking services and insurance services and any similar services provided to customers by the Company or any Affiliates during the one (1) year period preceding the Date of Termination.

(c)	The Participant acknowledges the regional scope of the business of the Company and the Affiliates. Notwithstanding the foregoing, in the event that any provision of this Section is found by a court of competent jurisdiction to exceed the time, geographic or other restrictions permitted by applicable law in any jurisdiction, then such court shall have the power to reduce, limit or reform (but not to increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the Participant in its reduced, limited or reformed manner; provided, however, that a provision shall be enforceable in its reduced, limited or reformed manner only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

17. Non-Solicitation. The Participant hereby understands, acknowledges and agrees that, by virtue of his positions with the Company and any Affiliates, the Participant has and will have advantageous familiarity and personal contacts with the Customers, as that term is defined herein, wherever located, of the Company or any of the Affiliates and has and will have advantageous familiarity with the business, operations and affairs of the Company or any of the Affiliates. In addition, the Participant understands, acknowledges and agrees that the business of the Company and the Affiliates is highly competitive. Accordingly, at all times while the Executive is employed by the Company or any of the Affiliates and for a period of one (1) year following the Date of Termination, the Participant shall not, directly or indirectly, or individually or together with any third party, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

(a)	Solicit in any manner, seek to obtain or service any business of any Customer of the Company or any of the Affiliates during the one (1) year period prior to the Date of Termination; or

(b)	Request or advise any Customer, suppliers, vendors or others who were doing business with the Company or any of the Affiliates during the one (1) year period prior to the Date of Termination, to terminate, reduce, limit or change their business or relationship with the Company or any of the Affiliates; or

(c)	Induce, request or attempt to influence any employee of the Company or any of the Affiliates who was employed by the Company or any Affiliates during the one (1) year period prior to the Date of Termination, to terminate his or her employment with the Company or any of the Affiliates.

“Customer” is defined as anyone with whom the Company or any Affiliates did business in the one year preceding the Participants’ termination of employment from the Company.

18. Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

19. Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

20. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Restricted Stock Award Agreement to be executed as of the day and year first above written.

HORIZON BANCORP

By:

Robert E. Swinehart
Chairman of the Compensation Committee of
the Board of Directors

PARTICIPANT